EXHIBIT 21

LIST OF SUBSIDIARIES

The Company had the following subsidiaries as of the date of this report:

NAME		INCORPORATED
1.	Seacoast National Bank	United States
2.	South Branch Building, Inc.	Florida
3.	TCoast Holdings, LLC	Florida
4.	TC Property Venture, LLC	Florida
5.	SBCF Capital Trust I	Delaware
6.	SBCF Statutory Trust II	Connecticut
7.	SBCF Statutory Trust III	Delaware
8.	BankFIRST (FL) Statutory Trust I	Connecticut
9.	BankFIRST (FL) Statutory Trust II	Delaware
10.	The BANKshares Capital Trust I	Delaware
11.	Grand Bankshares Capital Trust I	United States
12.	Syracuse Holdings, Inc.	Delaware
13.	Seacoast Insurance Services, Inc.	Florida